Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 30, 2023, with respect to the Statement of Revenues and Direct Operating Expenses of the Oil and Natural Gas Assets of SN EF Maverick, LLC (“SN Maverick”) and Mesquite Comanche Holdings, LLC (“MCOM”), incorporated herein by reference.

/s/ KPMG LLP

Houston, Texas

November 9, 2023